Exhibit 10.21

LONG TERM EMPLOYMENT CONTRACT

Between:

1.	Glatfelter Switzerland GmbH, Grafenauweg 10, Zug, Zug CH-6301,

Switzerland,

duly represented by Amy R. Wannemacher, Vice President, Corporate Tax,

hereinafter referred to as the "Employer" or "Company";

and

h,

Mr. Wolfgang Laures The Hague, The Netherlands,

hereinafter referred to as the " Employee".

It has been agreed as follows, in accordance with articles 319 e.t .seq. of the Swiss Code of Obligations ("CO"):

Preamble:

(A)	This employment contract (the "Agreement ") sets out the terms and conditions of the Employee's employment with the Company (the "Appointment').

(B)	The Company shall employ the Employee, and the Employee shall serve the

Company on the terms, and subject to the conditions of this Agreement.

1.	JOB TITLE AND DUTIES

1.1

The Employee is employed to act as " Senior Vice President, Global Supply Chain", it being understood that the Employee's role may include a designation of "Executive Officer’ and " Section 16 Officer’, subject to the Company's ultimate beneficial owner, P. H. Glatfelter Company ("PHG") board of directors' {the "Board of Directors") approval. In this position, he will report to the PHG's Chief Executive Officer, or any other designated person or body.

1.2	His duties will notably include, but will not be limited to the performance of the following responsibilities:

•	serve as a member of the senior executive team (SET);

•	serve as a managing director for certain PHG legal entities;

•	lead and oversee PHG's global Supply Chain function including manufacturing operations, sales and operations planning, transportation and distribution, inventory management, and strategic sourcing .

1.3 The Employee's normal duties are those reasonably consistent with the above-mentioned functions. The Company may from time to time also require the Employee to perform other duties in addition to or instead of his duties according to its assessment or its operational need, provided that such duties are commensurate with his experience and/or education.

1.4

The Company may at any time vary the capacity in which the Employee is employed, his job title and/or the nature and scope of his duties provided that such variation does not result in any material or significant loss of status or authority.

1.5

The Employee shall not undertake any work for anyone else while employed by the Company, nor shall he be employed, engaged, concerned or interested (whether directly or indirectly) in any trade, business, undertaking or occupation other than that of the Company or the PHG group of companies (the "Group Companies"). In addition, the Employee shall notify the Company of any voluntary or unpaid work that may affect the Employee's performance of his functions in accordance with this Agreement.

1.6

The Employee warrants that, as of Commencement Date (as defined below in clause 2. 1), he is entitled to work in the territory of Switzer land undertaking the type of work for which he is employed by the Company without any additional approvals, has provided the Company with written evidence of such entitlement and will notify the Company immediately if he ceases to be so entitled during the Appointment.

2.	DURATION

2.1

Notwithstanding the prov1s1ons of clauses 1.6, 2.3, 8 and 14 of this Agreement, this Agreement is made for an unlimited period of time and the Employee's employment with the Company shall commence, or shall be deemed to have commenced on, and these terms and conditions shall have effect from 1 January 2020 (the "Commencement Date").

2.2	This Agreement is concluded with a trial period of three (3) months as of the Commencement Date.

2.3	The employment on trial may be terminated at any time by either party with a notice period of seven (7) days.

3.	LOCATION OF WORK

3.1	The Employee's normal place of work will be at the registered office or such other place which the Company may reasonably require for the proper performance and exercise of his duties.

3.2	The Employee agrees to travel for the Company’s business (both within the territory of Switzer land and abroad) as may be required for the proper performance and exercise of his duties.

3.3

The Employee expressly agrees that, in the performance of his services, the place of work may be modified, temporarily or not, at the Company’s sole discretion, to jurisdictions that are limited to countries in the European Union, United Kingdom, or the United States.

4.	HOURS OF WORK

4.1	The working time is determined by the position and responsibility of the

Employee.

4.2	Overhours, overtime and work on Saturdays and Sundays are deemed compensated by the salary pursuant to clause 5 hereinafter. No additional remuneration shall be due.

5.	COMPENSATION AND BENEFITS

5.1	The Employee's gross annual salary in respect of his service under this Agreement shall be CHF 383,985 gross, payable monthly in 12 (twelve) equal installments at the end of each calendar month.

It is understood and agreed that the gross annual salary shall include a monthly housing allowance in view of suitable housing, it being understood that the Employee will take out any related lease agreement for housing in his own name.

5.2

The contributions for AHV/IV/EO (social security), ALV (compulsory unemployment insurance), BVG (compulsory old-age insurance) as well as, if applicable, source tax to be borne by the Employee in accordance with the provisions of this Agreement and Swiss law shall be deducted from the gross compensation payments made to the Employee. The premiums for accident insurance (coverage for both work- and non-work related accidents) shall entirely be borne by the Company .

5.3

In addition to the gross annual salary, the Employee may receive, at the sole discretion of the Company, annual bonus payments for a calendar year . Bonus payments (including the payments under MIP and LTIP as per this section) are made at the sole and full discretion of the Company, taking into account the financial achievements of the Company and the Employee's own achievement of goals. The Employee's goals will be annually defined by the Employee and his superior . Bonus payments can, even if made repeatedly or regularly and whatever their amounts are, never lead to a vested right for the Employee. They are not guaranteed and can be nil, even if bonus payments have been paid in previous years . There shall be no pro rata bonus payment upon termination of this Agreement.

5.4	The Employee is entitled to participate in the Company’s Management Incentive Plan (the "MIP") with a potential target bonus amounting to 55% of the Employee's gross annual salary .

The payment of such potential target bonus is conditional upon the achievement of the Corporate Operating Net Income (80% weight) and the Cash Flow (20% weight), metrics which may change on an annual basis according to the Board of Director's approval. The Employee's MIP payout opportunity is capped at 200% based on the achievement of 140% of the combined Corporate Operating Net Income target and the Cash Flow target, as mentioned above.

Any payment under the MIP is subject to the terms and conditions of the MIP, as in force from time to time, and the law governing the MIP. In particular, payments may be modified at the discretion of the Board of Directors. The Employee acknowledges that the MIP's structure may change in the future.

5.5

The Employee may be entitled to an annual long-term incentive grant under the Long Term Incentive Plan (the "LTl Grant" and the "LTIP") of CHF 255,990 gross, which may be granted no later than 31 March of the year in which the annual grant is administered, with the first grant to be administered in 2020 in the full discretion of and subject to approval of the Board of Directors. The payment of such potential LTl Grant is conditional upon the achievement of 60% performance-based restricted stock units and 40% time-based restricted stock units. Such payout opportunity shall be reviewed on an annual basis by the Board of Directors and may be subject to amendments, including the financial metrics and performance required to earn the granted performance-based restricted stock units.

Any payment under the LTIP is subject to the terms and conditions of the LTIP, as in force from time to time, and the law governing the LTIP. In particular, any LTIP grant is in the full discretion of and subject to the approval of the Board of Directors.

5.6

The Employee is insured against the economic consequences of retirement, disability and death in accordance with a pension plan to be set up and determined by the Company, and the respective Pension Fund Regulations as amended from time to time. Both the earned gross annual salary and the earned gross annual MIP payment shall be pensionable, at a rate still to be determined, but substantially equal to the value of the pension benefit provided under the Employee's prior employment agreement with Glatfelter Luxembourg Services S.a.r.l. The contributions to the pension plan shall be borne equally by the Employer and the Employee. The pension benefits set out in this clause are subject to the approval of the compensation committee of PHG.

5.7

The Company shall make payment for the Employee's costs for yearly tax assistanceby a Switzerland-based tax professional, initially PricewaterhouseCoopers(subject to possible future change), up to a maximum yearly gross amount equivalent to US dollar 15,000, subject to production of an invoice by the tax professional.

5.8

The Company shall reimburse all reasonable travel and entertainment expenses wholly, properly and necessarily incurred by the Employee in the proper performance of his duties during the course of his Appointment and in accordance with the Company's policies on expenses as communicated to the Employee from time to time, subject to the production of receipts or other appropriate evidence of payment.

In addition to the above-mentioned benefits, the Company shall provide the Employee with a monthly travel stipend of CHF 1,670 gross to be used for travel for commuting to and from home locations to applicable work locations. Expenses will be processed through the Company's policies on expenses.

The Employee acknowledges that the travel stipend is provided in lieu of a company-provided car, car lease, or car allowance, or any other car benefit offered by PHG to eligible employees for which the Employee may be eligible.

5.9	Except as otherwise provided herein, the Employee shall not be entitled to additional payments under this Agreement.

5.10

All payments to be made to the Employee arising out of or in connect ion with his Appointment shall be paid subject to the deduction of tax and social security contributions as required by applicable law.

5.11

The Employee, in his capacity as a member of the Senior Executive Team, shall be subject to PHG's Executive and Key Manager Compensation Clawback Policy as defined by the Board of Directors, which is subject to change periodically based on a review and approval of the Board of Directors.

5.12

The Employee, in his capacity as the Senior Vice President, Global Supply Chain, shall be eligible to participate in the P.H. Glatfelter Executive Liability Program which is subject to change periodically based on a review and approval of the program by the Board of Directors.

6.	INCAPACITY FOR WORK; INSURANCE

6.1	In case of incapacity for work, the Employee shall inform the Company on the first day of absence of his disablement having caused the absence from work.

6.2	On the third day of absence, at the latest, the Employee is compelled to have provided the Company with a medical certificate certifying his incapacity for work and its probable duration.

6.3	The Company may at any time request the Employee to visit a medical practitioner, chosen at the Company's expenses and discretion.

6.4

If the Employee is prevented from performing his duties pursuant to this Agreement by reasons that are not his fault {such as illness, accident, performance of legal duties), the Employer shall pay the salary in accordance with articles 324a and 324b CO.

6.5	The Employee is ensured under a Swiss accident insurance (UVG). [It is the Employee's obligation to take out health insurance (Krankenkasse) for himself and his family in accordance with Swiss law.]

7.	HOLIDAYS

7.1	The Employee shall be entitled to an annual paid holiday of 30 (thirty) days for each calendar year, to be taken at a time convenient to the Company.

7.2

In the years of commencement and termination of employment the Employee's holiday entitlement will be calculated on a pro rata basis. Where on termination of the Employee's employment, the Employee has taken more holiday than his annual holiday entitlement (to be calculated on a pro rata basis) the Employee will compensate the Company for each day of holiday he has taken in excess of his annual holiday entitlement.

8.	TERMINATION OF EMPLOYMENT

8.1	This Agreement may be terminated by any party by respecting a notice period of three (3) months.

8.2	Termination without notice for just cause and valid reasons (in accordance with articles 337 et seq. CO) shall be reserved.

8.3	The Employer may waive the Emp1oyee's performance under this Agreement at any time against payment of the salary (exclusive of any bonus payments) for all or part of the notice period.

8.4	The Employee's employment will terminate automatically and without the need for further notice when he reaches the legal retirement age.

9.	CONSEQUENCES OF TERMINATION

Upon termination of the Employee's Appointment for whatever reason, or at any time on demand, the Employee shall deliver forthwith to the Company all books, documents, papers (including photocopies) in each case in whatever format they may exist, materials, credit cards, company car, car keys, computer disks and software and any other property belonging to the Company or Group Company which may then be in the Employee's possession or under his power or control including, without limitation, any papers belonging to others which may be in his possession or under his power or control and relate in any way to the business or affairs of the Company or any Group Company or any supplier, agent, distributor, customer or client of the Company or any Group Company, and the Employee shall not without written consent of the Company retain any copies thereof .

10.	CONFIDENTIAL INFORMATION

10.1

The Employee shall not (except as authorized or required by his employment hereunder) during the continuance of his Appointment or after the termination use (other than in the proper performance of his duties and for the purposes of the Company or any Group Company) or disclose to any person, firm, company or other organization whatsoever any information relating to the organization, business or finances of the Company or any Group Company or any of its customers, agents or suppliers or any of its trade secrets or confidential details of any dealings, transactions or affairs of which the Employee is or may come in possession during his Appointment and shall keep with inviolable secrecy all matters entrusted to him, and the Employee shall use his best endeavors to prevent the disclosure or use of any such information in any manner which may injure or cause loss whether directly or indirectly to the Company or any Group Company or any of its or their officers, directors or employees . Such confidentiality obligation is not limited in time.

10.2

Any notes, memoranda or copies made by the Employee during his Appointment or at any time thereafter relating to any matter within the scope of the business of the Company or any Group Company or concerning any of its dealings, transact ions or affairs shall be and remain the property of the Company or any Group Company, and the Employee will not either during his Appointment or at any time thereafter use or permit to be used any such notes, memoranda or copies otherwise than for the benefit of the Company or any Group Company .

10.3

The Employee will not make any public statement or any statement to a person employed or associated with the media concerning the Company, any Group Company or any of its or their officers, directors or employees, customers or suppliers or their activities without first obtaining the written permission of the Company .

11.EMAIL & INTERNET USAGE

The Employee acknowledges that access to the Company’s computer and telephone systems is provided for business purposes only. The Employee agrees to abide, at all times, with any relevant policy or procedure issued by the Company from time to time. Unauthorized use of e-mail or internal systems is a serious breach of discipline and may result in disciplinary action against the Employee including dismissal without notice or payment in lieu of notice.

12.	NON-COMPETITION

12.1

The Employee undertakes not to enter within the territory of Switzerland, the European Union or United Kingdom in his own name and on his own behalf in any business that is in direct or indirect competition with the Company’s or any Group Company’s businesses for a period of 12 (twelve) months following the termination of this Agreement.

12.2

The Employee undertakes not to solicit or induce or endeavour to solicit or induce any person who, on the date of termination of this Agreement, is employed by the Company or any Group Company to cease working for or providing services to the Company or any Group Company .

12.3

The Employee undertakes not to solicit or induce or endeavour to solicit or induce any consultant, supplier, or service provider to cease to deal with the Company or any Group Company and shall not interfere in any way with any relationship between a consultant, a supplier, or a service provider and the Company or any Group Company.

12.4

The undertakings set out in sub-paragraphs 12.2 and 12.3 are applicable worldwide during the term of this Agreement and shall survive during a period of 3 (three) years from the end of the term of this Agreement.

12.5

The Employee agrees that in the event of him receiving from any person an offer of employment or other engagement (whether oral or written and whether accepted or not) either during the continuance of the Appointment or during the continuance in force of all or any of the restrictions set out in this clause, he shall notify the Company and make the substance of the restrictions contained in this clause and clause 10 known to the person making such offer.

12.6	In case of breach of any of the duties pursuant to this clause by the Employee, the Employee shall be liable to the payment of contractual damages {Konventionalstrafe) in the amount of CHF 150,000.00 for each case of breach and, in the case of continuing breaches, for each calendar month during which such breaches are continuing whether for all or part only of such calendar month. Evidence of actual damage is not required for claims to pay contractual damages.

The payment of contractual damages does not constitute a waiver of claims for payment of actual damages nor of any obligations of the Employee under this Agreement. The Employer remains, in particular, entitled to request discontinuance or forbearance of the behaviour of the Employee being in breach with this Agreement.

13.INTELLECTUAL PROPERTY

The Employer shall be the sole owner of any and all intellectual property rights such as copyrights (including, but not limited to, the right to publish, to change, to perform, to sell, to broadcast, to relay when broadcasted and to make available to the public any works of literature and art protected under copyright law), trademarks, domain names and other commercial signs, patents, software rights, design rights, utility models and data collections the Employee invents, designs, finds, creates, collects, registers or achieves in the course of his work and by performing his services for the Employer, irrespective of the region or country such right might be •granted or possible to be acquired, under this Agreement in accordance with article 332 CO. The Employer further reserves his right to acquire any intellectual property rights that were made, created, discovered, produced, registered or achieved by the Employee while performing his employment activity, but not during the performance of his contractual duties, according to article 332 paragraph 2 CO. The Employer shall be entitled to apply for registration of such intellectual property in its own name and the Employee shall at the Employer's costs support the Employee if necessary to achieve such registration, if and to the extent such support by the Employee after effective termination of the employment relationship between the parties is reasonable. The Employee undertakes to assign any and all registration of rights as described above to the Employer upon first request

14.	CONDITION PRECEDENTS

14.1

This Agreement is subject to the condition precedent that the Employee has previously obtained all necessary administrative authorization and has complied with all applicable legal requirements as regards immigration and work on the territory of Switzerland.

14.2

The Employee confirms that he has not been convicted for criminal offences, except for traffic offences, and hence accepts to provide the Company with a criminal register extract prior to the Commencement Date to evidence this assertion . The Employee further acknowledges that, due to his strategic position with the Company, a clean criminal register is an essential and determining element for the Company in view of this Agreement

15.	DATA PROTECTION AND DATA TRANSFER

15.1

The Employee .agrees to respect all applicable data protection provisions irrespective of whether applicable by law or internal regulations in respect of documents and information received in connection with the fulfilment of his duties under this .Agreement.

15.2

The Employee consents that the Employer, to the extent permitted by Swiss law, may store, transfer, adapt and delete all personal data in connect ion with this employment relationship. The Employee acknowledges that to the extent permitted by Swiss .law, personal data may be transfer red to companies outside Switzerland affiliated with the Employer . The Employee understands and consents that the Employer will transfer personal data necessary for U.S. SEC disclosures to P.HG or Group Companies (including, name, title, compensations paid, benefits received, granted equity).

16.	MISCELLANEOUS

16.1

This Agreement constitutes the entire understanding between the parties hereto relating to the subject matter herein contained . This Agreement replaces the Agreement between the Employee and Glatfelter Luxembourg Services S.a.r.l. dated 5 September 2019, which has been terminated effective 31 December 2019. However, for the calculation of years of service, 16 September 2019 shall be the commencement date.

16.2

This Agreement may not be modified or amended unless in writing signed by the undersigned parties or pursuant to the applicable legal provisions. Any notice required by this Agreement shall be made in writing to the Company or to any other person as indicated from time to time, or to the Employee at his home address most recently on file with the Company.

16.3

The Change in Control Agreement entered into by PHG and the Employee according to the PHG standard provisions is not affected by the present Agreement and remains in full force and effect. The Employee acknowledges that the Board of Directors may alter the benefits contained within the Change in Control Agreement.

16.4

The Employee represents to the Company that there are no obligations or restrictions that would keep him from joining the Company and performing the services contemplated by this Agreement and that he possesses all licenses, permits and/or approvals from the applicable regulatory authorities necessary or required for him to perform such services.

16.5	The Employee undertakes to inform the Company about any changes of his home address/domicile within 5 (five) days as of the effectiveness of such change.

17.	LAW AND JURISDICTION

17.1	This Agreement and any non-contractual obligations arising out of or in relation to this Agreement shall be governed by and shall be construed in accordance with the laws of Switzerland.

17.2	All conflicts arising out of this Agreement shall be brought to the courts determined pursuant to the Swiss Code of Civil Procedure.

Done in two originals, each party declaring having received one original.

The CompanyThe Employee

/s/Amy Wannemacher/s/ Wolgang Laures

Vice President, Corporate Tax